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                                                                   EXHIBIT 10.18

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

     AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of the 1st day of January, 2003, between MORTON'S RESTAURANT GROUP, INC., a Delaware corporation ("Morton's" or "Company") and Thomas J. Baldwin ("Baldwin"), an individual.

     WHEREAS, Morton's and Baldwin entered into an Employment Agreement dated as of March 1, 2001, as amended by an Amendment dated as of December 6, 2002 (the "Employment Agreement");

     WHEREAS, Morton's and Baldwin have agreed to amend and restate the Employment Agreement by this Amended And Restated Employment Agreement; and

     WHEREAS, Morton's has employed, and wishes to continue to employ, Baldwin as Chief Financial Officer and Executive Vice President of Morton's and various of its affiliates and subsidiaries (in the aggregate, the "Morton's Subs" and individually a "Morton's Sub").

     NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   EMPLOYMENT.

          (a) Morton's hereby continues to employ Baldwin and Baldwin hereby accepts such continued employment for a term beginning as January 1, 2003 (the "Commencement Date") and continuing thereafter for a three (3) year period; provided, that upon the first anniversary of the Commencement Date (the "First Anniversary"), the employment term shall continue thereafter such that at any date following the First Anniversary, the term of Baldwin's employment shall be two (2) years (the period before or after the First Anniversary shall be referred to as the "Employment Period"), unless in any either case sooner terminated as hereinafter provided.

          (b) At any time during the Employment Period, Morton's may send a notice to Baldwin, terminating his employment ("Morton's Notice"). Morton's Notice shall set forth the date of termination, which shall in no event be earlier than (x) prior to the First Anniversary, the number of months equal to the remaining portion of the Employment Period or (y) on and after the First Anniversary, twenty-four (24) months. Following the delivery of Morton's Notice, Morton's compensation obligation to Baldwin shall be as set forth in Section 7(f).

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     2.   COMPENSATION; BENEFITS; EXPENSES; AND BONUS

          (a) As compensation for the services to be rendered hereunder, until December 31, 2001, Morton's shall pay to Baldwin a base salary (as adjusted thereafter pursuant to the next sentence hereof, the "Base Salary") at the rate of $266,000 per annum, payable in equal installments at such times as shall be agreed upon by Morton's and Baldwin, but no less frequently than monthly. The annual Base Salary for the calendar year commencing January 1, 2002 and for each calendar year thereafter shall increase at no less than the rate of increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers, as compiled by the U.S. Bureau of Labor Statistics for the preceding year (the "CPI"). The Base Salary may be increased at a faster rate than that of the CPI, at the discretion of the Board of Directors.

          (b) Baldwin shall be eligible to participate in benefit programs, if any, of Morton's which are in effect for its executive personnel from time to time, including but not limited to profit sharing, pension, insurance, incentive or other supplemental or special compensation plans or arrangements, and stock purchase programs, in each case in accordance with the terms of such program.

          (c) Morton's recognizes that Baldwin, in rendering the services hereunder, will be required to spend sums of money for the entertainment of various persons and representatives of companies and organizations with whom Morton's is having, or would like to have business relations, and otherwise in performance of his duties hereunder. Morton's will advance and/or reimburse reasonable traveling or other out-of-pocket expenses incurred or to be incurred by Baldwin in rendering the services hereunder on behalf of Morton's, and Morton's will advance such funds to Baldwin, or reimburse Baldwin upon presentation of vouchers or other documents reasonably necessary to verify the expenditures and sufficient, in form and substance, to satisfy Internal Revenue Service ("IRS") requirements for any traveling or other expenses.

          (d) Morton's recognizes Baldwin's need for an automobile for business purposes and to facilitate the performance of Baldwin's duties hereunder. Therefore, Morton's shall pay to Baldwin a monthly automobile allowance to be used by Baldwin towards the purchase or lease of an automobile, (the make and model of which shall be selected by Baldwin), and all costs related to the operation and maintenance of such automobile.

          (e) Morton's may elect to pay annual bonuses. The decision to pay any bonuses and the actual payment of such bonuses, if any, shall be at the sole discretion of the Company.

     3.   DUTIES.

          Baldwin shall have the title and perform the duties of Executive Vice-President and Chief Financial Officer of Morton's. He shall have charge of such books and papers as properly belong to his office. He shall report to the Chairman of the Board of Directors. Baldwin shall also serve, if elected or appointed, to other offices of the Company and as a director of the Company

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and/or as a director and an officer of any and all Morton's Subs.

     4.   EXTENT OF SERVICES; VACATIONS.

          (a) Baldwin shall devote substantially all his full professional time, energies, skills and attention to the performance of his duties and responsibilities hereunder. However, the Company acknowledges that Baldwin presently does and may hereafter serve as a director of and advisor/consultant to other business entities and nothing contained herein shall prevent him from so serving provided such service does not conflict or materially interfere with his obligations to the Company hereunder.

          (b) Baldwin shall be entitled to take periodic vacations consistent with past practices and with his duties hereunder.

     5. WORKING FACILITIES. Baldwin shall be furnished with a private office, secretarial help and services, consistent with past practices and suitable to his position and adequate for the performance of his duties.

     6.   CONFIDENTIALITY, ETC.

          Upon the termination of the Employment Period or at such other time as Morton's may request, Baldwin agrees to return to the Company all originals and copies, whether generated by Baldwin or anyone else, of all material documents, files, lists, forms, contracts, notebooks, rolodexes, keys, credit cards, and any other material which, during the Employment Period, came into, and continue to be in, Baldwin's possession and relate to Morton's, the Morton's Subs, their respective businesses or their potential acquisitions and investments.

     7.   DEATH OR DISABILITY OF BALDWIN; OTHER TERMINATION.

          (a) If Baldwin is unable to perform his duties by reason of illness or incapacity (a "Disability") for a continuous period of more than six (6) months, the compensation otherwise payable to him during the continued period of such illness or incapacity after such six (6) month period shall be at the annual rate of $88,666.66. Baldwin's full compensation shall be reinstated upon his return to employment and the discharge of his full duties hereunder. Notwithstanding anything herein to the contrary, if Baldwin shall be absent from his employment by reason of illness or incapacity for a continuous period of more than eighteen (18) months, this Agreement shall terminate, except Baldwin's legal representatives shall be entitled to receive the compensation herein provided to the last day of the eighteenth month of such continuous period.

          (b) If Baldwin dies during the term of this Agreement, this Agreement shall terminate, except that Baldwin's legal representatives shall be entitled to receive the compensation herein provided only to the last day of the month in which Baldwin's death occurs.

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          (c)  In addition to Morton's rights set forth in clauses (a) and (b)
above, subject to clause (d) below, this Agreement shall terminate in the event:

               (i) A licensed physician shall determine that Baldwin is a "drug dependent person" (as defined in the New York Mental Hygiene Law or any successor statute); or

               (ii) Baldwin shall be declared to be incompetent pursuant to the New York Mental Hygiene Law or any successor or similar statute, or a conservator of his property shall have been appointed pursuant to the New York Mental Hygiene Law or any successor or similar statute; or

               (iii) Baldwin is convicted in a court of law of theft, embezzlement, fraud or other felony or of any other crime that constitutes a felony in the jurisdiction involved; or

               (iv) Baldwin willfully breaches a substantial provision of this Agreement or commits any act not approved by the Board of Directors of the Company involving any material conflict of interest which substantially adversely affects the Company or any Morton's Sub.

          (d) In the event of a termination pursuant to Section 7(c)(iv) above, Morton's shall deliver to Baldwin a notice setting forth a reasonably detailed description of the breached provision or unauthorized conduct constituting the basis for termination, and this Agreement shall not terminate unless Baldwin fails to cure same within 20 days after receipt of notice, or, if Baldwin cannot reasonably be expected to effect a cure within such 20 day period, if Baldwin fails to commence such cure within such 20 day period and diligently proceed to effect same within 90 days after the aforesaid notice. In the event of a termination pursuant to Section 7(c)(i) - (iii) above, Morton's shall deliver to Baldwin a notice stating which of the ground(s) it alleges for termination of this Agreement, together with a reasonably detailed description of such ground(s).

          (e) Baldwin's obligations under this Agreement shall terminate at Baldwin's option for any one of the following events ("Good Reason"): (i) Baldwin is assigned any duties or responsibilities inconsistent with his position as Executive Vice-President and Chief Financial Officer of Morton's (including status, offices, titles and reporting requirements), (ii) Morton's fails to pay any sum of money to Baldwin when the same becomes due and payable and such failure continues for thirty (30) days after such sum of money is due or (iii) Morton's moves its corporate headquarters to a location more than fifty
(50) miles from its location on the date hereof and requires Baldwin to work at such new location without his consent.

          (f) Subject to clause (g) below, in the event (i) this Agreement terminates pursuant to Section 7(e) or (ii) Morton's has delivered Morton's Notice (the date of such termination or delivery being the "Measuring Date"), Morton's covenants and agrees to pay in a lump sum in cash within ten (10) days after the Measuring Date as damages the product of (x) prior to the First Anniversary, a number equal to the number of years and any fractions thereof remaining in the Employment Period or (y) on and after the First Anniversary, two (2), multiplied by $346,332. Baldwin agrees to use his best efforts to seek alternative employment as an executive earning a salary

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reasonably comparable with that being paid to Baldwin by Morton's, upon any such termination. Upon Baldwin's acquisition of such alternative employment, he shall repay to Morton's an amount equal to the product of $7,392 multiplied by "X", where X equals the difference between (x) prior to the First Anniversary, a number equal to the number of months remaining in the Employment Period or (y) on and after the First Anniversary, twenty-four (24), and the number of months between the Measuring Date and the date Baldwin commences such new employment. Morton's shall also pay to Baldwin all reasonable expenses which Baldwin may then or thereafter incur for legal expenses and all other reasonable costs paid or incurred by Baldwin for enforcing payment of such amounts.

          (g) Notwithstanding any provision of this Agreement to the contrary, to the extent any amounts payable to Baldwin whether pursuant to this Agreement or under any other employment agreement, employment arrangement or similar plan, contract or program of severance (collectively, the "Total Severance Benefits"), would constitute "Parachute Payments" (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended), the Total Severance Benefits payable to Baldwin shall be reduced to the extent necessary such that the Total Severance Benefits no longer constitute Parachute Payments. Baldwin may elect, in his sole discretion, which of the Total Severance Benefits shall be eliminated or reduced (as long as after such election the Total Severance Benefits no longer constitute Parachute Payments). For purposes of this Section 7(g), the determination of whether payments to Baldwin would constitute Parachute Payments shall be made by Baldwin, in good faith.

     8.   INSURANCE.

          (a) Morton's in its discretion at any time after the execution of this Agreement, may apply for and procure as owner and for its own benefit, insurance on the life of Baldwin, in such amounts and in such form or forms as Morton's may choose. Baldwin shall have no interest whatsoever in any such policy or policies, but he shall, at the request of Morton's, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom Morton's has applied for such insurance.

          (b) Morton's shall, for so long as Baldwin is employed by it, pay for the benefit of Baldwin the premium on the medical, dental, life and disability policies presently being provided to him, or policies substantially similar to same.

          (c) Upon the termination of Baldwin's employment, Baldwin shall have the option, within thirty (30) days thereafter, to acquire Morton's interest in the policy or policies that may be procured by Morton's pursuant to subparagraph
(a) above, to the extent permitted by such policy or policies, upon payment to Morton's of such policy's or policies' then cash surrender value. If Baldwin exercises such option, Morton's will take whatever reasonable steps are necessary to assign all the rights in the entire policy or policies to Baldwin, to the extent permitted by such policy or policies, and to deliver physical possession of the policy or policies to Baldwin. If Baldwin shall fail to exercise such option, Morton's may cancel the policy or policies and take down their cash surrender value, and neither Baldwin nor any person claiming through Baldwin shall have any rights

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whatsoever in any part of the policy or policies or their values.

     9. SURVIVAL OF OBLIGATIONS. Notwithstanding the expiration of the term of this Agreement or any termination of this Agreement, any duty or obligation which has been incurred and which has not been fully observed, performed and/or discharged, and any right, unconditional or conditional, which has been created and has not been fully enjoyed, enforced, and/or satisfied, shall survive such expiration or termination until such duty or obligation has been fully observed, performed and/or discharged and such right has been enforced, enjoyed and/or satisfied.

     10.  REMEDIES, ETC.

          The parties recognize that irreparable damage may result in the event that the provisions of Section 6 hereof shall not be specifically enforced. If any dispute arises concerning action in violation of any such provision, the parties hereto agree that an injunction be issued restraining such action pending determination of such controversy and that no bond or other security shall be required in connection therewith. If any dispute arises concerning the right or obligation of any party hereto, such right or obligation shall be enforceable by a decree of specific performance. Such remedies shall, however, not be exclusive of and shall be in addition to any other remedies which the parties may have, including injunctive relief and actions for damages.

     11. NOTICES. All notices hereunder shall be in writing and shall be mailed, delivered by hand or telecopied. All such notices shall be deemed to have been given or delivered three days after the date mailed in any general or branch United States Post Office enclosed in a registered postpaid envelope addressed to the address of the respective parties stated below, on the date of the by hand delivery if so delivered, or on the date of receipt, if telecopied. The notices shall be addressed as follows:

     If to Baldwin:

     Thomas J. Baldwin
     214 Old Norwalk Road
     New Canaan, CT 06840

     with a copy to:

     Salamon, Gruber, Newman & Blaymore, P.C.
     97 Powerhouse Road
     Roslyn Heights, New York 11577-2016
     Attention: David Gruber, Esq.

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     If to Morton's:

     Morton's Restaurant Group, Inc.
     3333 New Hyde Park Road
     New Hyde Park, New York 11042

     with a copy to:

     Schulte Roth & Zabel LLP
     919 Third Avenue, 19th Floor
     New York, NY  10022
     Attn:  Marc Weingarten, Esq.

or to such other address as a party hereto may notify the other pursuant to this
Section 11.

     12. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

     13. SEVERABILITY. The invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

     14. MODIFICATION. This Agreement cannot be changed, modified or discharged orally, but only if consented to in writing by both parties.

     15. ASSIGNMENT. This Agreement is a personal contract and, except as specifically set forth herein, the rights and interests of Baldwin herein may not be sold, transferred, assigned, pledged or hypothecated. In the event of any attempted assignment or transfer of rights hereunder contrary to the provisions hereof, Morton's shall have no further liability for payments hereunder.

     16. BENEFIT. Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon Morton's, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of Morton's assets and business or with or into which Morton's may be consolidated or merged, and Baldwin, his heirs, executors, administrators and legal representatives, provided that the obligation of Baldwin hereunder may not be delegated.

     17. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

     18. INDEMNITY. Morton's shall indemnify Baldwin and hold him harmless for any acts or

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decisions made by him in good faith while performing services for Morton's as an officer of Morton's and shall include him under any insurance policy now in force or hereinafter obtained during the term of this Agreement, covering the other officers and directors of Morton's against lawsuits; provided, however, Morton's shall be under no obligation to obtain any such coverage. To the extent permitted under the Delaware General Corporation Law, Morton's will pay all reasonable expenses, including attorneys' fees, actually and necessarily incurred by Baldwin in connection with the defense of such act, suit or proceeding and in connection with any appeal thereon including the cost of court settlements.

     19. WITHHOLDING OF TAXES. Morton's may withhold from any amounts or benefits payable under this Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     20. CONTRACT HEADINGS. All headings of the Articles of this Agreement have been inserted for convenience of reference only, are not to be considered a part of this Agreement, and shall in no way affect the interpretation of any of the provisions of this Agreement.

     21. ENTIRE AGREEMENT. The foregoing contains the entire agreement of the parties.

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     IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year first above written.


                                        /s/ Thomas J. Baldwin
                                        ----------------------------------
                                        Thomas J. Baldwin


Attest:                                 MORTON'S RESTAURANT GROUP, INC.


/s/ Roger J. Drake
--------------------------------        By: /s/ Allen J. Bernstein
Roger J. Drake                              ------------------------------
Vice President of Communications            Name: Allen J. Bernstein
                                            Title: Chairman of the Board
                                                   President
                                                   Chief Executive Officer

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